EXHIBIT 10.3

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of this __15th__ day of March, 2007 (the "Effective Date"), by and between Havoc Distribution, Inc. ("Havoc"), and Black Dog Distributors, L.L.C. ("Distributor").

In consideration of the mutual premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. CERTAIN DEFINITIONS.

             1.1 "Product" or "Products" means any and all Havoc(r) energy drink products, whether directly distributed under the Havoc(r) brand or under a private label brand which is distributed by, through or under the Havoc(r) brand, including but not limited to those initial Products which are specifically identified and listed in Exhibit A. Products shall expressly include any and all Havoc(r) Items which are presently existing as well as any and all new non-alcoholic beverages which are associated with the Trademarks that Havoc wishes to develop and/or introduce into the Territory in the future, whether or not same are presently contemplated or under development.

             1.2 "Trademarks" means the words Havoc(tm) and any and all variations and derivations thereof, any materials, logos, slogans, designs and distinctive bottles patented, copyrighted or designed by or on behalf of Havoc, and other related trademarks, together with any rights existing as a result of the use of the foregoing in connection with Products.

             1.3 "Accounts" means individual retail and wholesale outlets, categories of outlets and channels of distribution, which shall include National Accounts and warehouse purchasers (which means a warehouse, or a wholesale business, owned or controlled by the retailer(s) to which it sells or otherwise supplies products), which are located within the Territory.

             1.4 "Item" or "Items" means stock keeping units of Products, by flavor and package or container type, design and size.

             1.4 "Territory" means the geographical boundaries of the State of Florida; provided, however, that with respect to any particular Product(s) or Item(s), the Territory may be further geographically limited or restricted in order to comply with any specific geographical restrictions or limitations which may be imposed on a Product or Item by virtue of any licensing or distribution agreements by, under or through which Havoc has derived the right or entitlement to market or distribute such Product or Item.

2.    APPOINTMENT AND GRANT OF LICENSE AND RIGHTS.

             2.1 Appointment and License. Havoc hereby grants Distributor the exclusive right to distribute and sell Products to Accounts in the Territory, and the limited non-exclusive license to use the Trademarks solely in connection therewith, in each case subject to the remaining provisions of this Agreement.

             2.2 National Accounts. "National Account" means a group of affiliated, centrally managed Accounts, which are designated by Havoc for National Account treatment. Havoc retains the right to manage and establish pricing policies for National Accounts. So long as Distributor complies with any National Account pricing policies, or otherwise sells to National Account outlets at prices (taking account of any Havoc support and allowances) and on terms mutually agreeable to all concerned parties, it will retain the exclusive right to sell Products to National Account outlets in the Territory. Havoc agrees that Havoc shall at all times maintain pricing policies with respect to any National Account which shall afford Distributor a sales margin of no less than twenty percent (20%), and shall correspondingly and accordingly lower its pricing to Distributor in order to enable Distributor to maintain said minimum sales margin on all such National Accounts. Distributor agrees, however, that if it is unwilling to sell to a National Account on acceptable terms, or for any other reason cannot or does not sell to a National Account, Havoc may arrange for alternate sources of supply to that National Account's outlets in the Territory. In that circumstance, where Havoc arranges for alternate sources of supply to that National Account's outlets in the Territory, Havoc shall pay Distributor an invasion fee, calculated in accordance with procedure set forth in Exhibit B, for the Item(s) and Product(s) sold to such National Account for distribution at an outlet or outlets in the Territory.

             2.3 Distributor Representations. Distributor represents and warrants that (i) it will comply with all food, labeling, health, packaging and other relevant Federal, state and local rules, orders, regulations and laws (including returnable container or deposit laws) applicable to its performance hereunder, including those applicable to its use of the Trademarks, and (ii) it has the infrastructure, equipment and capability to diligently and aggressively cover and service the Territory in its entirety.

3. TERM. The period during which this Agreement remains in effect is referred to as the "Term". The Term will commence on the Effective Date and will continue for six (6) years. Thereafter, provided neither party is in default, this Agreement will automatically renew for successive one-year annual renewal periods, unless either party elects in writing not to renew at least ninety (90) days before the end of the initial or renewed Term or unless the Agreement has been earlier terminated pursuant to its other provisions. Any liability of each party to the other because of the termination of this Agreement shall be exclusively governed by Section 13.2 herein.

4. ANNUAL PLANS. 30 days before the annual anniversary date of this agreement, Havoc and Distributor will jointly and collectively develop a sales and marketing plan for the ensuing year intended to maximize distribution and sales of Products in the Territory (an "Annual Plan"). The first Annual Plan for the remainder of the initial year of the Term will be developed within 30 days of the Effective Date. Each Annual Plan will set forth mutually agreeable targets and minimum performance standards for sales and market penetration, and will include plans for increased sales and market penetration (including planned promotions, campaigns, allowances and other Havoc support and funding), proposed pricing, as mutually agreed to by Havoc and Distributor, and such other information, as the parties deem appropriate. Each Annual Plan will also outline anticipated advertising, promotional and contribution requirements. Distributor will diligently pursue and implement each Annual Plan.

5. PERFORMANCE.

(a)	Distributor will begin commercial sales of Products within thirty (30) days of the Effective Date. Distributor agrees to use commercially reasonable efforts to actively market and promote all of the Products in the Territory, to call upon all Accounts regularly and diligently, and to maintain an inventory of Products sufficient to supply reasonably anticipated demand. Havoc may monitor Distributor's performance in this regard.
(b)	Distributor shall earn the right to acquire the publicly traded common stock of Havoc on preferential terms through the achievement of certain performance thresholds related to Distributor's sales volume and revenue generation on the sale and distribution of Products in the Territory, in accordance with the terms and conditions set forth in Exhibit C .

6. MARKETING, DISTRIBUTION AND SALES.

             6.1 Highest Quality Positioning. An essential element of the consideration Havoc has bargained for is Distributor's agreement to position and price, and aggressively market, promote, merchandise and distribute, the Products as premium products of the highest quality.

             6.2 Cooperative Advertising and Promotions. Distributor acknowledges the importance of advertising, promoting and merchandising the Products to increase and maintain demand in the Territory. Accordingly, Distributor agrees to participate in, and contribute funds to, such cooperative advertising, merchandising and promotional plans (including acquiring and using marketing equipment) as may be included in any Annual Plan, or as may be mutually agreed, in an amount not to exceed one-half of one percent (0.50%) of Distributor's gross revenue from the sale of Products in the Territory for Distributor's preceding fiscal year. In consideration, Havoc agrees that Distributor shall be entitled to the exclusive control and use of any and all promotional tools (e.g., sports and venue tickets, suites, etc.) which inure to or are derived by Havoc under, out of or in connection with any licensing or distribution agreement for any Item or Product which is exclusively marketed or distributed by Havoc within the Territory.

             6.3 No Transshipping. Distributor agrees that it will not distribute or sell Products outside the Territory or Accounts. Distributor will refrain from selling Products to any party if it has reason to believe, or if Distributor is advised that Havoc believes, that such party may be a source of Products sold outside the Territory. Distributor agrees to comply with reasonable Havoc transshipping policies provided to Distributor from time to time; provided, however, that there shall be no restrictions or limitations placed by Havoc upon Distributor with respect to the transshipping of Products outside the Territory in cases where such transshipping is destined for markets outside the continental United States (unless such transshipping is otherwise limited or restricted by virtue of any licensing or distribution agreements by, under or through which Havoc has derived the right or entitlement to market or distribute such Product or Item).

             6.4 Data and Reports. Distributor will maintain accurate and complete books and records concerning its performance and its implementation of Annual Plans, which may be inspected by Havoc during Distributor's regular business hours upon no less than seven (7) days advance notice of inspection provided by Havoc to Distributor. Distributor shall deliver to Havoc no later than twenty (20) days after the end of each calendar quarter (March, June, September and December) during the term of this Agreement a written report showing the following for the preceding quarter.

6.4.1	Depletions of Product by case for each item
6.4.2	Year-to-date sales of Product in cases for each item
6.4.3	Number of active accounts purchasing the Product
6.4.4	Sales to National Accounts within the Territory by cases for each item, upon request
6.4.5	Top 50 accounts with cases for each item
6.4.6	Ending inventory

7. PURCHASE OF PRODUCT.

             7.1 Purchase and Sale of Products. Distributor will purchase Products only from or as directed by Havoc. Havoc will sell to Distributor such quantities of Products as Distributor shall require in fulfilling its obligations hereunder, F.O.B. destination, on the condition that Havoc will only be obligated or required hereunder to fulfill firm orders for Products placed by Distributor which constitute "full truckloads", as that term is reasonably and mutually agreed upon by Distributor and Havoc from time to time throughout the Term of this Agreement. Payment terms are net thirty (30) days.

             7.2 Order Requirements. Provided and on the condition that Distributor places a firm order with Havoc for a "full truckload" of Products, Havoc shall diligently and timely fulfill and ship to Distributor each such "full truckload" of Products as and when same are ordered from Havoc by Distributor.

             7.3 Inspection of Products; Limitations on Liability. Distributor will inspect all deliveries of Products within ten (10) days of delivery to identify incorrect order fulfillment and patent defects, including overage Products, external damage to labels and packages, and other defects that can be determined without breaching packages or pallets. Havoc may inspect the damage and make a determination at its sole discretion. Havoc will replace all defective Products justifiably rejected, at no cost to Distributor, or issue a credit for the invoiced cost thereof. Subject to Section 17.1, this Section sets forth Distributor's sole remedy with respect to any such defects. Havoc is not liable for any damage caused by improper or inadequate handling, use or storage of Products by Distributor or its agents from and after delivery, or the use of Products after the recommended shelf life thereof.

             7.4 Prices for Products. The initial delivered prices for Products (including freight and shipping charges) are set forth in Exhibit D. Havoc reserves the right to change prices on no less than ninety (90)-day notice to Distributor. Distributor's orders will be honored at the price in effect at the time they are placed by Distributor with Havoc.

             7.5 Shortages; Allocations. If Havoc is unable to fulfill Distributor's order requirements, it will equitably allocate available supplies in good faith among Distributor and others dealing in the Products, taking into account historical and forecasted sales, planned promotions and marketing campaigns, and other relevant factors.

             7.6 Havoc Representations. Havoc represents and warrants that all Products, on the date of shipment, will be merchantable, of good quality and fit for the purpose intended, and will not be impure, contaminated or adulterated, misbranded or mislabeled within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and the Food Additives Amendment of 1968, or an article which may not be introduced into interstate commerce.

8. HANDLING OF PRODUCTS.

             8.1 Quality Control; Maintenance of Quality; Inspection of Facilities Distributor will be responsible for maintaining the quality of all Products in its possession or under its control. Distributor agrees to use the warehousing practices, inventory control, product rotation (including at Accounts), handling and other quality control procedures, which Havoc reasonably may specify, or, if not so specified, which are consistent with national brand industry standards in effect in the Territory. Distributor promptly will notify Havoc of any quality problems that come to its attention, and of the steps being taken to correct each such problem. Distributor agrees to keep complete and accurate records of the disposition and location of all Products distributed by it to facilitate tracing.

             8.2 Distributor to Manage Claims. Distributor will give Havoc prompt written notice of any complaints involving Products it has distributed. Distributor will manage promptly, in cooperation with Havoc, all such complaints.

9. THE TRADEMARKS.

             9.1 Trademark License. Distributor is hereby granted the limited, non-exclusive, non-assignable and non-transferable right to use the Trademarks, strictly in accordance with the terms hereof, in connection with the promotion, merchandising, distribution and sale of Products within the Territory. 9.2 Havoc Representations. Havoc represents and warrants that it owns and possesses adequate authority and rights to grant Distributor the right to use the Trademarks as contemplated hereby, and that the use of the Trademarks by Distributor in accordance with the terms of this Agreement will not infringe the trademark or other intellectual property rights of any third party.

             9.3 Distributor Acknowledgments. Distributor acknowledges the proprietary nature and exclusivity of Havoc's license to and rights in the Trademarks. Distributor agrees that it has no right or interest whatsoever in or to the Trademarks, except as expressly provided herein, and agrees that the use of the Trademarks, and the appearance and/or packaging of all Products, and all good will arising in connection therewith, will inure to the benefit of Havoc. Distributor will use its reasonable best efforts to preserve the goodwill associated with the Trademarks.

             9.4 Trademark Modification. Distributor may not modify any Trademark provided for herein.

             9.5 Copyright Notice. Distributor may not remove, obscure or modify any copyright or other notices included in the Product.

10. BEVERAGE RECALLS.

If Havoc determines the existence of quality problems with any Products sold to Distributor, Havoc may, immediately in its discretion, recall them from Distributor and from the Territory. Distributor will be notified in writing of any recall, and will immediately upon notification cease distributing any affected Products and, if so directed, recall the affected Products in accordance with the procedures Havoc communicates. Distributor will not be responsible for any of the expense of any recall, including but not limited to any expenses which may be incurred directly by Distributor in complying with Havoc's designated recall procedures, which shall be promptly reimbursed to Distributor by Havoc upon submission to Havoc of appropriate supporting documentation thereof, unless the quality problem is due to Distributor's negligence, or Distributor's failure to comply with the terms of this Agreement.

11. ASSIGNMENT.

             11.1 Assignment by Havoc. Havoc may assign this Agreement, and its benefits and burdens, to any qualified person or entity at its sole discretion, on the condition that such assignee agrees in writing to be bound by and obligated under the terms and conditions hereof throughout the remainder of the Term. Havoc may also assign this Agreement, and its benefits and burdens, to any person or entity controlling, controlled by, or under common control with Havoc, on the condition that such assignee agrees in writing to be bound by and obligated under the terms and conditions hereof throughout the remainder of the Term.

             11.2 No Assignment or Transfer by Distributor; Sub-Distributors. This Agreement is being entered into by Havoc based on careful investigation of Distributor's reputation and experience and the expertise of its personnel. This Agreement and Distributor's duties and privileges may not, without the prior written approval of Havoc, be transferred or alienated, in whole or in part, directly or indirectly, including, without limitation, by assignment, pledge or hypothecation, merger, consolidation, reorganization or similar event, change in the management or control of Distributor, sale or transfer of securities or otherwise by operation of law, or sale of all or a substantial portion of Distributor's business or assets, or otherwise. Likewise, no sub-distributor for any Products or portions of the Territory may be appointed without Havoc's prior written approval. Any request for approval of a sub-distributor must be made in writing at least 60 business days prior to the proposed appointment. Distributor agrees promptly to furnish such information as Havoc reasonably may request to assess such request. Distributor's agreement with any sub-distributor (and any modification thereto) must be approved by Havoc in writing, and must provide Distributor with the ability to exercise all of the rights and powers with respect to such sub-distributor as this Agreement provides Havoc with respect to Distributor (including with respect to transshipping policies), so that if Havoc exercises a right hereunder, Distributor will have the power to comply with respect to all Products and all of the Territory by exercising corresponding rights with respect to each sub-distributor. Distributor will be responsible for monitoring and regulating the conduct of all sub-distributors. Havoc' approval of a sub-distributor will not constitute a release of Distributor from any of its obligations hereunder.

12. TERMINATION FOR GOOD CAUSE.

             12.1 Termination for Good Cause. The parties agree that the termination of this Agreement for any reason stated in any of the provisions of this Section 12.1 will constitute termination for "good cause", and/or for "failure to substantially comply" with their obligations hereunder, and shall be deemed "just" for all purposes of any statute, rule or regulation relating to franchises, business opportunities, dealerships, distribution agreements or similar matters, should any such law, rule or regulation be deemed, contrary to the parties' intent, to be applicable hereto.

             12.1.1 Termination for Insolvency or Change in Business Operations. This Agreement may be terminated by either party if the other party: (a) becomes insolvent, or files a voluntary petition, or acquiesces to an involuntary petition, pursuant to any bankruptcy act or law, or an order is entered in any involuntary proceeding which remains unstayed for more than 30 days, or a petition is filed for, or a party consents to the appointment of, or possession is taken by, a trustee, receiver or similar official for a party or all or a substantial part of its business, or an order is entered appointing any such official which remains unstayed for more than 30 days; or (b) ceases all or a material part of, or makes a material change in, its business, or an order is entered by a court of competent jurisdiction decreeing the dissolution of a party (otherwise than in the course of a bona fide reorganization or restructuring previously approved in writing by the other party) or the administration or the occurrence of any analogous event. 12.1.2 Termination for Breach. This Agreement may be terminated by either party if the other party breaches or fails to perform or observe any of its representations, covenants or obligations hereunder, upon written notice stating the nature and character of such failure and allowing the breaching party a reasonable period of time, as specified in such notice (which may not exceed 30 days). If such failure has not been corrected within such period, the party that delivered such notice may terminate this Agreement immediately upon further written notice to the breaching party to such effect.

             12.1.3 Conviction of Crime; Unauthorized Transfer. This Agreement may be terminated by Havoc immediately upon notice to such effect if (i) Distributor or any of its owners, officers or directors is convicted of any crime which may, in the reasonable judgment of Havoc, have a detrimental effect on the Trademarks or the value thereof or adversely affect the goodwill or interests of Havoc, (ii) Distributor transfers or attempts to transfer, directly or indirectly, any of its rights or privileges hereunder in violation of Section 11.2, or (iii) Distributor misuses funds provided by Havoc, or commits a fraudulent act with respect to reporting its performance, or concerning any advertising, promotional, merchandising, funding, rebate or similar program established by Havoc.

13. TERMINATION WITHOUT CAUSE.

             13.1 Termination Without Cause. The parties acknowledge that either of them may wish to terminate this Agreement without reference to or the need to document the occurrence of defaults or shortcomings of the other. Accordingly, either party may terminate this Agreement, for any reason or no reason at all, upon ninety (90) days' written notice to the other, effective as of the expiration of such 90-day period or, if terminated by Distributor, such earlier date as Havoc may specify.

             13.2 Liquidated Compensation to Distributor for Termination Without Cause. Both parties will invest time and effort in developing the market for Products in the Territory. Although Havoc will suffer loss if Distributor terminates this Agreement without cause, no provision has been made for liquidated compensation to Havoc. However, the parties have agreed upon prearranged, liquidated compensation if Havoc terminates this Agreement, without cause, in conjunction with the grant to another party of the right to distribute Products in the Territory, in lieu of any other claim Distributor may have with respect to such termination. Accordingly, if Havoc so terminates this Agreement, Distributor shall, provided it complies in all material respects with its obligations under Section 15, be entitled to receive liquidated compensation in an amount equal to the Distributor's future anticipated gross profits for the remainder of the Term, calculated in accordance with the procedure detailed and described in Exhibit E. The payment of such liquidated compensation conclusively shall be deemed to be in full and complete satisfaction of all claims and causes of action Distributor may have relating in any way to the termination hereof, under any statute or rule regulating franchises, distribution agreements or similar matters, or otherwise. Distributor agrees to confirm the foregoing in a written instrument reasonably acceptable to Havoc as a condition to payment of such liquidated compensation. If Distributor terminates without cause pursuant to Section 13.1 herein, Havoc waives any right to seek damages as a result of said termination.

14. OTHER REMEDIES.

For so long as Distributor fails to fulfill any material agreement or obligation expressly provided for hereunder, Havoc may suspend or limit Distributor's authorization to purchase or sell Products, without terminating this Agreement, but without waiving the right to terminate this Agreement for the same or similar cause. The remedies available to each of the parties hereunder are several and cumulative, and in shall be addition to all other rights and remedies available at law or in equity.

15. EFFECT OF TERMINATION; POST TERMINATION.

             15.1 Cessation of Privileges; Accounting; Right of Set-Off. Upon termination of this Agreement, all rights and privileges of Distributor hereunder will cease and Distributor will discontinue forever the sale of Products and the use of the Trademarks. Havoc may cancel unfilled orders and stop any pending shipment to Distributor. The parties promptly will do an accounting of and settle all outstanding amounts owed one another because of promotions, discounts, charge-backs, cooperative or advertising programs, and the like. Notwithstanding any other provision hereof, Havoc will have the right upon termination to set off and deduct from any amounts owed by it to Distributor any amounts owed by Distributor to Havoc.

             15.2 Distributor Inventory. Upon termination of this Agreement, Distributor will furnish Havoc with an itemized list of its inventory of Products by Items, and of packaging, advertising, promotional and other materials bearing any of the Trademarks, wherever located. Havoc may inspect such inventory. Havoc will, within 30 business days from the effective date of termination, purchase all of Distributor's inventories of Products at Distributor's hard cost.

16. FORCE MAJEURE.

Neither party will be in default for any failure or delay in performing any obligation hereunder (other than the payment of money) if such failure results from any cause not within its reasonable control, including, without limitation, fire, lightning, storm, flood, earthquake, governmental laws, labor unrest, strikes, regulations or other acts, sabotage, acts of the public enemy, war, riots or insurrection, or other acts of God (each a "Force Majeure Event"). A party whose performance is prevented by a Force Majeure Event will give prompt written notice to the other party, and will devote its commercially reasonable best efforts to remedying, to the extent possible, the condition-giving rise to such Force Majeure Event, and to resuming performance promptly thereafter. Havoc may make alternative arrangements for the distribution of Products in the Territory to the extent and for so long as affected by a Force Majeure Event if such Force Majeure Event impairs, impedes or prevents Distributor from promptly performing hereunder.

17. INDEMNIFICATION. This Section 17 will expressly survive termination of this Agreement.

             17.1 Havoc Indemnity. Havoc agrees to indemnify, save, defend and hold Distributor harmless from and against any and all costs, losses and liabilities, including, without limitation, reasonable fees and disbursements of counsel ("Damages"), relating to, resulting from or arising in connection with (i) any claim that the authorized use of the Trademarks, in strict accordance with the terms hereof, infringes the intellectual property rights of another; (ii) any claim proximately resulting from the negligence or willful misconduct of Havoc; (iii) any claim based upon a breach by Havoc of its representations, warranties or obligations set forth herein; or (iv) any strict liability and/or product liability claim pertaining or relating to any Item or Product.

             17.2 Distributor Indemnity. Distributor agrees to indemnify, save, defend and hold Havoc harmless from and against any and all Damages relating to, resulting from or arising in connection with (i) Distributor's merchandising, distribution, sale, handling or storage of Products (excluding any claim for which Havoc is required to indemnify Distributor pursuant to Section 17.1); (ii) Distributor's engagement of any sub-distributor or other representative in connection herewith, or the termination of any such relationship; (iii) any aspect of Distributor's business that does not relate to an Item or Product; (iv) the use of any of the Trademarks otherwise than in strict accordance with the terms hereof; (v) any claim proximately resulting from the negligence or willful misconduct of Distributor; or (vi) any claim based upon a breach by Distributor of its representations, warranties or obligations set forth herein.

             17.3 Procedures. A party demanding indemnification ("Indemnitee") shall give prompt written notice thereof, and of the facts upon which based, to the other party ("Indemnitor"). If such a demand relates to a claim by a third party, Indemnitor shall have the obligation, at its own cost, to assume the defense or settlement of such claim with counsel of its own choosing. Indemnitee nonetheless may participate, at its own cost, with its own counsel. The existence or extent of insurance coverage will not affect the indemnification rights and obligations hereunder.

             17.4 Clarifications of Limitations and Exclusions; Survival. Havoc will not indemnify Distributor for claims by any sub-distributor relating to the enforcement by Distributor of its rights under its agreement with such sub-distributor, either directly at the request of Havoc or indirectly due to Havoc's enforcement of a like right under this Agreement, and the indemnification of Havoc by Distributor pursuant to Section 17.2 will apply with respect thereto.

18. RELATIONSHIP OF PARTIES.

The parties are an independent contractors and not agents of one another, will maintain complete control over their respective employees and agents and over their relationship with their respective agents and contractors. Nothing herein creates any contractual relationship between a party and any agents or contractors of the other party. Each party will perform its obligations hereunder in accordance with its own methods, subject only to compliance with this Agreement. Neither party will be liable for any debts, acts, obligations or torts of the other or its agents, servants or employees. Distributor has not paid nor agreed to pay any fee or other consideration for the rights conferred on it hereby, and agrees that it is not a franchisee within the meaning of, and hereby expressly waives, to the fullest extent permitted by law, the benefits of and any claim under, any statute or rule regulating franchises, distribution agreements or similar matters, or any so-called franchisee or distributor protection, or business opportunity or dealership, laws. It is specifically acknowledged that Distributor is not required to maintain an office, warehouse, place of storage or other facility within the Territory.

19. INSURANCE.

             19.1 DISTRIBUTOR INSURANCE. Distributor will maintain such insurance relating to its performance and liabilities under this Agreement with minimum limits of $1,000,000 for and including Commercial General Liability Insurance (including contractual liability insurance covering all its operations, and providing coverage for liability imposed by the indemnity provisions hereof). Havoc will be a named additional insured (by endorsement) or a loss payee under each policy, as its interest may appear. Each policy will provide an agreement by the insurer that such insurance will not be reduced, canceled or modified on less than 30 days' prior written notice to Havoc. Distributor will provide Havoc with certificates of insurance and a copy of endorsements upon request.

             19.2 INSURANCE. Havoc will maintain such insurance relating to its performance and liabilities under this Agreement with minimum limits of $5,000,000 for and including Commercial General Liability Insurance (including contractual liability insurance covering all its operations, and providing coverage for liability imposed by the indemnity provisions hereof) and Products Liability Insurance (including insurance against damages from product tampering). Distributor will be a named additional insured (by endorsement) or a loss payee under each policy, as its interest may appear. Each policy will provide an agreement by the insurer that such insurance will not be reduced, canceled or modified on less than 30 days' prior written notice to Distributor. Havoc will provide Distributor with certificates of insurance and a copy of endorsements upon request.

20. CONFIDENTIALITY.

During the Term, the parties will disclose to one another non-public information concerning their respective businesses and operations (including plans and trade secrets, and the terms of this Agreement) which is confidential and proprietary ("Confidential Information"). Each of the parties agrees that Confidential Information disclosed by the other will not, without the prior written approval of the other, be disclosed (other than to those of its employees, agents and representatives with a reasonable need-to-know and who agree to honor the provisions of this Section) or used by it except in connection with this Agreement. Each of the parties will be responsible for any breach of this Section by, and jointly and severally liable with, its employees, agents and representatives. Confidential Information does not include information which (i) becomes generally available in the public domain other than as a result of a breach of this Section, (ii) a party is required to disclose pursuant to law or judicial order, or (iii) was already in the receiving party's possession at the time disclosed, as evidenced by its written records. Upon termination of this Agreement, neither party thereafter will use or disclose any Confidential Information received from the other, and will promptly return each and every copy thereof, whether in written or electronic form, or will promptly destroy the same together with all documents and materials which contain or are based upon such Confidential Information. Each of the parties will furnish the other with an affidavit of its Chief Executive Officer certifying that it has complied with its obligations under the preceding sentence. This Section will survive termination of this Agreement.

21. MISCELLANEOUS.

             21.1 Governing Law; Jurisdiction; Venue. THE PARTIES AGREE THAT THIS AGREEMENT WILL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE FEDERAL OR STATE COURTS LOCATED IN PALM BEACH COUNTY, FLORIDA SHALL HAVE JURISDICTION TO HEAR ANY DISPUTE UNDER THIS AGREEMENT AND ANY ACTION SHALL BE VENUED IN PALM BEACH COUNTY, FLORIDA.

             21.2 Agreement Drafting. This Agreement shall be construed to have been jointly drafted by the parties hereto, and any uncertainty shall not be construed more strongly against any party hereto.

             21.3 Attorney Fees. In the event that litigation is commenced to interpret or enforce any of the rights or obligations under this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and litigation expenses incurred as a result of the litigation, through both trial and appellate levels.

             21.4 Entire Agreement. This Agreement constitutes the full, complete and entire agreement between the parties hereto with regard to the subject matter hereof, and it is understood that no alterations, modification or amendment may be effected except by a writing duly executed by each of the parties hereto.

             21.5 Severability. If any provision or provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be impaired or impacted.

             21.6 General Representations and Warranties. Each of Havoc and the Distributor hereby represents and warrants that: (i) it has all requisite capacity or corporate power and authority to enter into and perform, and possesses, and will maintain in full force and effect, all licenses and permits required for it to perform, this Agreement, and that it will comply with all Federal, state and local laws, rules and regulations applicable to its performance hereunder; (ii) its execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action, and will not violate or constitute a default under the terms of any agreement or instrument to which it is a party or by which any of its material assets or rights are subject, or violate the rights of any third party; and (iii) this Agreement constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

             21.7 Notice. Any notice required to be given under this Agreement shall be by certified mail, return receipt requested, postage prepaid and directed to the parties at the following addresses:

                           If to Havoc: 2544 Tarpley, Suite 104 Carrolton, TX 75006

                           If to Black Dog Distributors: 1900 Glades Road, Suite 354 Boca Raton, FL 33431
Or, at such other addresses as may be specified in a notice given in the foregoing manner.

IN WITNESS WHEREOF, each of the parties hereto has caused this Distribution Agreement to be executed by its duly authorized representative as of the date first written above.

/s/ John P. McKenny
By: BLACK DOG DISTRIBUTOR
Title: CEO

/s/ Carey Kent Williams
By: HAVOC
Title: CEO